EXHIBIT 5.1

May 19, 2017

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Sale, North Carolina 27101

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) for the registration of (i) 2,500,000 shares (the “Omnibus Plan Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of Primo Water Corporation, a Delaware corporation (the “Company”), issuable pursuant to the Amended and Restated 2010 Omnibus Long-Term Incentive Plan, as amended (the “Omnibus Plan”), and (ii) 150,000 shares (the “ESPP Shares” and, together with the Omnibus Plan Shares, the “Shares”) of Common Stock of the Company, issuable pursuant to the 2010 Employee Stock Purchase Plan, as amended (the “ESPP” and, together with the Omnibus Plan, the “Plans”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plans.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Bylaws, as amended through the date hereof, (d) the Omnibus Plan, (e) the ESPP and (f) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a) through (f) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plans; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered or the Company’s Board of Directors will adopt a resolution, providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) each Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan (or the award agreement issued thereunder); and (f) prior to the issuance of any Shares under the Plans, the Company’s Board of Directors will duly authorize each Award granted under the Omnibus Plan and ESPP, as applicable, pursuant to an Award Agreement and in accordance with the DGCL and the applicable Plan.

K&L GATES LLP
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Our opinion set forth below is limited to the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plans and, when, and if, issued pursuant to the terms of the Plans and the applicable Award Agreement will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP